EXHIBIT 11.1
                                                        (Page 1 of 2)


                      TEREX CORPORATION AND SUBSIDIARIES
                   Computation of Earnings per Common Share
                     In Thousands except per share amounts

                                         Year Ended December 31,

                                         1994      1993      1992
PRIMARY:

Income (loss) before
 extraordinary item                    $ 1,170   $(65,080) $ 2,915
   Less: Accretion of
    Preferred Stock                    (5,929)     (152)       ---

Income (loss) before extraordinary item
 applicable to common stock            (4,759)   (65,232)    2,915

Extraordinary loss on
 retirement of debt                      (709)   (1,464)       ---

Net income (loss) applicable
 to common stock                       $(5,468)  $(66,696) $ 2,915


Weighted average shares outstanding
 during the period                      10,303     9,953     9,945

Assumed exercise of warrants at
 ratio determined as of
 December 31, 1994                           0(a)      0(b)      0(b)

Assumed exercise of stock options            0(a)      0(a)      0(a)

Primary shares outstanding              10,303     9,953     9,945


Primary Income per common share
   Income (loss) before
    extraordinary item                 $(0.46)   $(6.55)   $ 0.29
   Extraordinary loss                   (0.07)    (0.15)       ---

     Net income (loss)                 $(0.53)   $(6.70)   $ 0.29


(a) Excluded from the computation because the effect is anti-dilutive.
(b) Not issued or outstanding during these periods.


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                                                         EXHIBIT 11.1
                                                        (Page 2 of 2)


                      TEREX CORPORATION AND SUBSIDIARIES
                   Computation of Earnings per Common Share
                     In Thousands except per share amounts

                                             Year Ended December 31,
                                         1994      1993      1992

FULLY DILUTED:

Income (loss) before
 extraordinary item                    $ 1,170   $(65,080) $ 2,915
   Less: Accretion of
    Preferred Stock                    (5,929)     (152)       ---

Income (loss) before extraordinary
 item applicable to common stock       (4,759)   (65,232)    2,915
Add: Accretion of Preferred stock
 assumed converted at beginning
 of period                                   0         0         0

                                       (4,759)   (65,232)    2,915

Extraordinary loss on
 retirement of debt                      (709)   (1,464)       ---

Net income (loss) applicable
 to common stock                       $(5,468)  $(66,696) $ 2,915


Weighted average shares outstanding
   during the period                    10,303     9,953     9,945

Assumed exercise of warrants
 at ratio determined as of
 December 31, 1994                          0(a)       0(a)      0(b)

Assumed conversion of Preferred Stock       0(a)       0(b)      0(b)

Assumed exercise of stock options           0(a)       0(a)      3

Fully diluted shares outstanding        10,303     9,953     9,948



Fully Diluted Income per common share

   Income (loss) before
    extraordinary item                 $(0.46)   $(6.55)   $ 0.29
   Extraordinary loss                   (0.07)    (0.15)       ---

     Net income (loss)                 $(0.53)   $(6.70)   $ 0.29


(a) Excluded from the computation because the effect is anti-dilutive.
(b) Not issued or outstanding during these periods.